Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 15, 2025 relating to the financial statements appearing in the Annual Report on Form 10-K of La Rosa Holdings Corp. and Subsidiaries for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

Saddle Brook, NJ

June 26, 2025